EXHIBIT 4.8
FLINT TELECOM GROUP, INC.
PROMISSORY NOTE

$7,500                                                                                         March 7 2011

FOR VALUE RECEIVED, Flint Telecom Group, Inc., a Nevada corporation whose principal office is located at 7500 College Blvd., Suite 500, Overland Park, KS 66210 (the "Company"), promises to pay to the order of Ross Tulloch (the "Payee"), at the office of the Payee at 112 Salcott Road, London SW11 6DG, England or at such other place as Payee may designate in writing, the principal sum of Seven Thousand Five Hundred Dollars ($7,500) (the "Principal Amount") on the terms set forth below. All payments hereunder shall be made in U.S. currency and without setoff, deduction or counterclaim.

1. Definitions.

Capitalized terms not defined herein shall have the same meaning as set forth in the Investment Agreement.  The following terms shall have the meanings herein specified:

     "Event of Default" means an event specified in Section 3 hereof.

     "Holder" means the Payee, and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders.  Notwithstanding the foregoing, the Company may treat the registered holder of this Note as the Holder for all purposes.

     "Principal Amount" shall have the meaning set forth in the initial paragraph.

     "Person" means an individual, trust, partnership, firm, association, corporation or other organization or a government or governmental authority.

          Words of one gender include the other gender; the singular includes the plural; and the plural includes the singular, unless the context otherwise requires.

2. Payment of this Note - Principal and Interest.

(a)           Payment after Milestone Deadline.  All principal and accrued interest of two hundred and fifty percent (250%) of the principal shall be due and payable ninety days from the date this Note was issued and, at any time thereafter, the Holder may proceed to collect such unpaid principal and accrued interest.

(b)           Payment on an Event of Default.   If an Event of Default occurs and is continuing, then the Holder of this Note may without presentment, protest, notice or demand, all of which are expressly waived, declare this Note immediately due and payable and demand payment of all principal and interest and, at any time thereafter, the Holder may proceed to collect such unpaid principal and accrued interest.

(c)           Prepayment.   The Company may prepay this Note at any time without penalty.

3. Events of Default.

The existence of any of the following conditions shall constitute an Event of Default:

(a)           Commencement of proceedings under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors if such proceeding remains undismissed and unstayed for a period of 60 days following notice to the Company by the Holder.

(b)           If the Company shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets, unless the provisions of Section 4 of this Note are met, in which case there is no Event of Default.

(c)           Attachment or similar process of execution is levied against a material portion of the Company's assets and such process is not terminated and any orders issued pursuant thereto canceled within 90 calendar days.

4. Reorganization, Reclassification, Consolidation, Merger or Sale.  If any reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected, appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof shall thereafter be applicable to the surviving corporation. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the surviving corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive.

5. Transfer.  Transfer of this Note shall be subject to prior delivery by the proposed transferee to the Company of an opinion of counsel that such transfer is in compliance with all federal and all other applicable laws. In order to transfer this Note, the Holder, or its duly authorized attorney, shall surrender this Note at the office of the Company pursuant to Section 10 herein, accompanied by an assignment duly executed by the Holder hereof, but only pursuant to the terms and conditions set forth in Section 14 herein.

6. Loss or Mutilation of Note.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to the Company, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Company shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

7. Holder not Shareholder.  This Note does not confer upon the Holder any right to vote or to consent or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the conversion hereof.

8. Waivers.  The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach. The Company waives presentment, demand, notice of dishonor, protest and notice of nonpayment and protest.

9. Taxes.  The Company agrees that it will pay, when due and payable, any and all stamp, original issue or similar taxes which may be payable in respect of the issue of this Note.  The Company shall not be required to pay any stamp, original issue or similar tax which may be payable in respect of any transfer involved in the transfer and delivery of this Note to a person other than of the Payee.

10. Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Payee to:
112 Salcott Road,
London SW11 6DG
England

if to the Company to:
Vincent Browne
Flint Telecom Group, Inc.
7500 College Blvd., Suite 500
Overland Park, KS 66210

     Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient's location) or on the day shown on the return receipt (if delivered by mail or delivery service).

11. Headings. The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

12. Applicable Law and Jurisdiction. The legality, validity, enforceability and interpretation of this Note and the relationship of the parties hereunder shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflict of laws, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.  Any claim, cause of action, suit or demand allegedly arising out of or related to this Note, or the relationship of the parties, shall be brought exclusively in the state or federal courts located in Overland Park, Kansas and the parties irrevocably consent to the exclusive jurisdiction and venue of such courts and waive any objections they may have at any time to such exclusive jurisdiction and venue.

13. Survival Of Representations And Warranties; Attorneys Fee. This Note shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. If this Note is not paid when due or if the Company breaches any provisions of this Note,  in addition to all other amounts due herein, the Company promises to pay all costs of collection and all reasonable attorney fees and court costs incurred by Holder.

14.  Assignment.  This Note may not be assigned by either party hereto without the prior written consent of the other (except that the Company may without the prior written consent of the Holder assign this Note in the event of a merger, acquisition, reorganization or the sale of all or substantially all of its assets to another corporation to the surviving entity of such merger, acquisition, reorganization or sale).

IN WITNESS WHEREOF, Flint Telecom Group, Inc. has caused this Promissory Note to be signed in its name by the signature of its duly authorized representative.

Flint Telecom Group, Inc.

/s/ Vincent Browne
By: Vincent Browne
Its: Chief Executive Officer